EXHIBIT 10.4
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of April 15, 2008, is by and between Assisted Living Concepts, Inc. a Nevada corporation with its principal place of business at W140 N8981 Lilly Road, Menomonee Falls, WI 53051, (the “Company”) and Walter Levonowich (the “Employee”).
WITNESSETH
     WHEREAS, the parties in July 2006 entered into an Employment Agreement (“2006 Agreement”);
     WHEREAS, the Company desires to continue to employ Employee as an employee of the Company or its subsidiaries, and Employee desires to provide services to the Company or its subsidiaries, all upon the terms and conditions hereinafter set forth; and
     WHEREAS, the parties wishing to change the terms and conditions of Employee’s employment with the Company hereby agree to enter into this Agreement which shall supersede the 2006 Agreement effective April 15, 2008.
     NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, as well as other good and valuable consideration (including but not limited to continued employment and the receipt of the bonus identified herein), the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Offer and Acceptance of Employment. The Company hereby agrees to continue to employ Employee. Employee accepts such employment and agrees to perform the customary responsibilities of position(s) with the Company and/or certain of its subsidiaries as may be reasonably assigned to him/her from time to time by the Company in its discretion. Employee will perform such other duties as may from time to time be reasonably assigned to him/her by the Company in its discretion.
2. Compensation and Benefits.
     (a) Base Salary. As long as Employee remains an employee of Company, Employee will be paid a base salary, less applicable withholding, which shall continue at the rate currently in effect, until adjusted by the Company. Any adjustment shall not reduce or limit any other obligation of the Company hereunder. Employee’s annual base salary payable hereunder, as it may be adjusted from time to time and without reduction for any amounts deferred as described below, is referred to herein as “Base Salary”. Payment of Employee’s Base Salary, as in effect from time to time, may be deferred to the extent Employee elects to defer such salary under the terms of any deferred compensation plan or other employee benefit arrangement maintained or established by the Company. The Company shall pay Employee the portion of his/her Base Salary not deferred in accordance with its customary periodic payroll practices.
     (b) Incentive Compensation. On April 15, 2008, Employee shall receive a discretionary bonus in the amount of $30,000, provided Employee signs this Agreement. Employee acknowledges that this bonus is discretionary and that Employee is not entitled to it unless Employee signs this Agreement. In addition, subject to approval of the Compensation/Nomination/Governance Committee of the Board of Directors, Employee may be eligible to participate in stock option, incentive compensation and other plans, which reward performance, at a level consistent with Employee’s then assigned position(s) with the Company or certain of its subsidiaries and other affiliates and the Company’s then current policies and practices. Any stock or options issued or purchased by Employee pursuant to a Stockholder or Option Agreement between Employee and the Company prior to or after the date of this Agreement shall be subject to the applicable Stockholder or Option Agreement.
     (c) Benefits and Expenses.
          (i) Benefits. Employee shall be eligible to participate in (1) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each life, optional life, hospitalization, medical, dental, vision, health, accident or disability insurance, individual disability/long term care plan, or similar plan or program of the Company, and (2) each deferred compensation (including Executive Retirement) or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Employee is eligible to participate in any such plan under Company policies and practices and consistent with the generally applicable provisions thereof. With respect to benefits payable to Employee, Employee’s service credited for purposes of determining Employee’s benefits and vesting shall be determined in accordance with the terms of the applicable plan or program. Nothing in this Section 2(c), in and of itself, shall be construed to limit the ability of the Company to amend or terminate any particular plan, program or arrangement.
          (ii) Vacation. Employee shall be entitled to the number of paid vacation days in each anniversary year and paid holidays as determined by the Company’s policies in place from time to time.
          (iii) Business Expenses. The Company shall pay or reimburse Employee for all reasonable expenses incurred or paid by Employee in the performance of Employee’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the then generally applicable policies and practices of the Company.
          (iv) Auto. The Company shall provide Employee with a monthly car allowance of $650 for the purpose of obtaining a car to use for company business and the purchase of required auto insurance. Additionally, Employee will be reimbursed for miles driven on Company business at the applicable reimbursement rate that is set from time to time by the Company.

3. Employment Termination. Employee’s employment under this Agreement may be terminated as follows:
     (a) Good Cause.  For purposes hereof, a termination by the Company for “Good Cause” shall mean termination by action of the Company because of (i) Employee’s material and willful theft or misuse of the Company’s property or time; materially and willfully falsifying any document or making any false or misleading statements relating to Employee’s employment with the Company; commission, conviction of or the entry of a plea of nolo contendere by Employee of any felony (whether or not involving the Company or any of its subsidiaries), including, without limitation, those involving dishonesty or moral turpitude; commission, conviction of or the entry of a plea of nolo contendere by Employee of any misdemeanor (whether or not involving the Company or any of its subsidiaries), involving dishonesty, moral turpitude, or affecting performance of the job; or breach by Employee of his/her obligations under this Agreement, as reasonably determined by the Board in its discretion, (ii) fraud, dishonesty, misconduct or embezzlement on the part of Employee as reasonably determined by the Board in its discretion, (iii) refusal or continuing failure to attempt, other than by reason of disability as defined below, to follow the lawful directions of the senior officers or the Board of Directors of the Company as reasonably determined by the Board in its discretion, (iv) willful violation of any material policy of the Company or material agreement with the Company as reasonably determined by the Board in its discretion, (v) breach of, negligence with respect to, or the failure or refusal by Employee to perform and discharge his/her duties, responsibilities or obligations under this Agreement or as defined by the Company as reasonably determined by the Board in its discretion, that is not corrected within 30 days following written notice thereof to Employee by the Company as reasonably determined by the Board in its discretion, (vi) discriminatory or harassing behavior, whether or not illegal under State, federal or local law, which the Board in its discretion reasonably determines violates Company policy, or (vii) other conduct that may be materially detrimental to the best interests of the Company or any affiliate thereof  as reasonably determined by the Board in its discretion.
     (b) Without Cause. Notwithstanding anything to the contrary contained in this Agreement, the Company may, at any time, terminate Employee’s employment hereunder without Cause.
     (c) Death. If Employee dies, his/her employment shall terminate as of the date of death.
     (d) Disability. In the event of the “permanent disability” (as defined below) of Employee, the Company shall have the right in accordance with applicable law to terminate Employee’s employment hereunder. For purposes of this Section, “permanent disability” means any disability as defined under the Company’s applicable long-term disability insurance policy or, if no such policy is available, the inability of Employee, due to a physical or mental impairment, for ninety days (whether or not consecutive) during any period of three hundred sixty-five days to perform the duties and functions of his/her job with or without reasonable accommodation. A determination of disability shall be reasonably determined by the Company’s Board of Directors in its discretion and Employee shall cooperate with the efforts to make such determination. Any such determination shall be conclusive and binding on the parties. Any determination of “disability” under this provision is not intended to alter any benefits Employee may be entitled to receive under any long-term disability insurance policy carried by Employee, which shall be governed solely by the terms of any such policy. In lieu of termination, the Company may transfer Employee to another position, and elect to terminate this Agreement, even though Employee’s employment is not terminated. In that case, Employee shall not be entitled to receive any severance as provided herein.
     (e) Upon Good Reason. Employee shall have “Good Reason” to terminate this Agreement:
          (i) if Employee is located in the corporate office and within 30 days of receiving written notice from the Company that Employee’s work location is being shifted to a location more than 50 miles away from Employee’s current work location, Employee provides in writing an objection to such relocation and of Employee’s intention to treat such requirement as “Good Reason” and the Company does not within 30 days of such notice rescind such requirement, (This clause does not apply to employees working out of satellite offices or a home. If Employee works out of a satellite offices or a home his/her location may be changed and such change shall not be “Good Reason” under this Agreement.); or
          (ii) if Employee provides in writing within 30 days of receiving written notice from the Company that the Company intends to reduce his/her Base Salary then in effect so that following such reduction his/her Base Salary is 95% or less of the highest Base Salary payable to Employee hereunder, notice of Employee’s intention to treat such diminution as “Good Reason”, and the Company does not within 30 days of such notice rescind such diminution.
     (f) Voluntary Termination. Employee may voluntarily resign upon providing the Company with sixty (60) days notice of resignation. Upon receipt of such notice, the Company may inform Employee that it is not requiring such notice.
     (g) Date of Termination. “Date of Termination” shall mean whichever of the following is applicable:
          (i) if Employee’s employment is terminated under paragraph (c) of this Section 3, the date of death;
          (ii) if Employee’s employment is terminated under paragraph (a) or (b) of this Section 3, the date specified in the Notice of Termination;
          (iii) if Employee is terminated for the reasons specified in paragraph (d), the date Employee is deemed by the Company to be disabled as defined herein;
          (iv) in the case of an event described in paragraph (e) of this Section 3, the end of the 30-day cure period, if the Company has not so cured; or

          (v) in the event Employee voluntarily terminates employment as described in paragraph (f) of this Section 3, Employee’s Date of Termination shall either be the date which is 60 days after the date Employee provides notice to the Company of voluntary termination, or if such notice is not required by the Company, the date the Company provides notice that the 60-day notice is not required.
4. Payments upon Termination.
     (a) Termination Due to Death, Disability, or Voluntary Termination. Upon termination of Employee under Section 3(c), 3(d), or (f), the Company shall pay to Employee or his/her estate Employee’s salary and other accrued benefits earned up to the Date of Termination. Employee shall also be entitled to all vested deferred compensation (including Executive Retirement) of any kind at such times and in such amounts provided under the terms of applicable deferred compensation arrangements. The Company shall have no further obligations to Employee under this Agreement.
     (b) Termination for Cause. If Employee’s employment shall be terminated under Section 3(a), Employee shall receive salary and benefits accrued through the Date of Termination. Employee shall also be entitled to all vested deferred compensation (including Executive Retirement) of any kind at such times and in such amounts provided under the terms of applicable deferred compensation arrangements. The Company shall have no further obligations to Employee under this Agreement.
     (c) Termination Without Cause or for Good Reason.
     In the event Employee’s employment terminates pursuant to paragraph (b) or (e) of Section 3, then:
          (i) the Company shall pay to employee any Base Salary owed to the Date of Termination which has not yet been paid (less applicable deductions to include withholdings for taxes).
          (ii) the Company shall also pay to Employee (less applicable deductions, including withholdings for taxes) the following subject to Section 6(d):
               (A) One (1) year of Base Salary at the rate in effect at the Date of Termination as defined for Sections 3(g)(ii) or (iv) (whichever is applicable). The total amount shall be apportioned to the 12 months following the Date of Termination. Thus, if Employee is entitled to $120,000 under this subsection, $10,000 shall be paid to Employee each of the next twelve months.
               (B) An amount equal to 150% of the bonus payment which would have been payable to Employee if Employee had remained employed in the year in which termination occurs on the assumption that 100% of the bonus payment would have been achieved. The total amount shall be apportioned to the 12 months following the Date of Termination. Thus, if Employee is entitled to $48,000 under this subsection, $4,000 shall be paid to Employee each of the next twelve months.

               (C) If Employee is receiving a car allowance at the Date of Termination, the cash equivalent of 12 months of the car allowance in the amount provided at the Date of Termination which shall be apportioned to the twelve months following the Date of Termination. Thus, if Employee is entitled to $4,800 under this subsection, $400 shall be paid to Employee each of the next twelve months.
               (D) The amount that the Company would have credited as Company contributions based upon Employee’s level of participation at the Date of Termination over the twelve (12) month period of time beginning immediately after the Date of Termination to any of the deferred compensation (including Executive Retirement) plans in which Employee was a participant. The total amount shall be apportioned to the 12 months following the Date of Termination. Thus, if Employee is entitled to $48,000 under this subsection, $4,000 shall be paid to employee each of the next twelve months.
     Employee will begin to receive the payments referenced above on the first normal payroll date beginning 15 calendar days after the Release he/she is required to sign as described under paragraph (c)(v) of this Section 4 becomes effective and continuing thereafter on normal payroll dates for twelve months following the Date of Termination.
          (iii) Employee shall also be entitled to all vested deferred compensation (including Executive Retirement) of any kind at such times and in such amounts provided under the terms of applicable deferred compensation plans.
          (iv) Beginning with the Date of Termination, Employee shall be entitled to receive medical plan continuation coverage required under ERISA (“COBRA Benefits”) subject to payment of full COBRA premiums by Employee. If Employee is eligible for and timely elects to receive COBRA Benefits, the Company shall reimburse Employee for the cost of Employee’s COBRA Benefits for a period of twelve (12) months; provided that the Company’s obligation to reimburse Employee’s COBRA premiums shall be subject to Section 6(d) and will cease immediately in the event Employee becomes eligible for group health insurance offered by another employer during the twelve (12) month period.
          (v) In order to receive the payments described in paragraphs (c)(ii) and (iv) of this Section 4, Employee must (no later than thirty (30) days following the Employee’s receipt of the release) execute and not revoke a release (“the Release”) in such form and substance as shall be reasonably requested by the Company, including but not limited to including a general release of claims, a non-disparagement clause, a confidentiality provision, an acknowledgment regarding conduct on behalf of the Company, and a no re-hire provision. In addition, payments pursuant to paragraphs (c)(ii) and (iv) of this Section 4 shall only continue for so long as Employee has not violated any terms of this Agreement, including but not limited to those contained in Section 6, and/or brought any action regarding the enforceability of the Covenants contained in Section 6. However, in no event, shall Employee receive less than $30,000 in the aggregate pursuant to Section 4(c)(ii) and (iv) as consideration for the Release referenced in this paragraph (v).

          (vi) It is intended that (A) each payment or installment of payments provided under this Section 4 is a separate “payment” for purposes of Code Section 409A and (B) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Company determines that on the Date of Termination that Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and that any payments to be provided to Employee are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”), then such payments shall be delayed until the date that is six (6) months after the Date of Termination. Any delayed payments shall be made in a lump sum on the first day of the seventh month following the Date of Termination, or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes on Employee.
5. Section 280G Limitation on Compensation. In the event that the severance benefits payable to Employee under this Agreement or any other payments or benefits received or to be received by Employee from the Company (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) or any corporation (“Affiliate”) affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), in the opinion of tax counsel from a nationally recognized public accounting firm selected by the Company and reasonably acceptable to Employee, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and the present value of such “parachute payments” equals or exceeds three times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code, such severance benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by Employee from the Company (or an Affiliate) that are deemed “parachute payments”) is equal to 2.99 times the “base amount,” notwithstanding any other provision to the contrary in this Agreement.
6. Employee’s Covenants.
     (a) Non-disclosure. Employee hereby acknowledges all Confidential Information (as defined below) which Employee receives while employed by the Company shall be considered the exclusive proprietary property of the Company. The Company will, as part of the employment of Employee, make available Confidential Information as defined below, provided that Employee agrees that during the course of his/her employment with the Company and for one (1) year after the termination of employment, for whatever reason, he/she shall keep confidential and shall not, except with Company’s express prior written consent, or except in the proper course of his/her employment with Company, directly or indirectly, in whole or in part, for any reason or purpose whatsoever, communicate, disclose, divulge, publish, or otherwise express, to any person or entity, or use such information, for his/her own benefit or the benefit of any person or entity, any trade secrets or Confidential Information, no matter when or how acquired concerning the conduct and details of Company’s business. As used herein, the term “Confidential Information” refers to all information which derives independent economic value from not being generally known outside the Company and belongs to, is used by or is in the possession of the Company, including without limitation, names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition, customer lists, customer needs and preferences, costs and expenses, financing, supply sources, sales and marketing plans, and strategic plans, as well as technical and scientific specifications, plans and formulas, which are developed for use in Company’s business. Confidential Information shall not include any information which is known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of Employee. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations of Employee provided by law with respect to Company’s Confidential Information, including any obligations Employee may owe under Wis. Stat. § 134.90, the Nevada Trade Secrets Act (NRS 600A.010 et. seq.) or similar statutes.
     (b) Non-Competition. It is recognized that in order to protect the Company’s Confidential Information, as defined above, and the Company’s valuable relationships with customers, vendors, employees and others, that a limited covenant restricting competition within the Company’s niche market following any termination of employment is necessary. Consequently, for a period of one (1) year following termination of Employee’s employment with the Company for any reason, Employee shall not, except with Company’s express prior written consent:
          (i) Solicit any employee, salesman, agent, or representative of the Company that Employee supervised and/or had contact with on behalf of the Company or about whom Employee gained confidential information, in the one year prior to termination of Employee’s employment with the Company, in any manner which interferes or might interfere with such person’s relationship with Company. This provision is not intended and shall not be construed to foreclose or burden the employment of any such employee who pursues or accepts such employment without any solicitation prohibited by this provision.
          (ii) Work for (or consult to) any competitor of the Company, including one in which the Employee has an ownership interest, in any management capacity or in any other capacity in which Employee’s knowledge of Company’s customer relationships and other Confidential Information would be a value to the Employee in competing against the Company, and in which management capacity or other such capacity the Employee has duties or responsibilities, including management oversight, with respect to or involving any assisted living facility located in any portion of the Territory, defined below. “Territory” shall mean anywhere that is within 20 miles of any assisted living facility operated by the Company. Employee acknowledges that the Confidential Information which Employee has had access to, and will continue to have access to, would be of value to Employee in competing against or assisting a competitor in competing against any assisted living facility operated by the Company. Employee acknowledges, therefore, that the geographic scope of this restriction is reasonably necessary to protect the Company’s legitimate business interest in protecting against Employee using the Company’s Confidential Information to compete against the Company or assist a competitor in competing against the Company.
     (c) Surrender of Property. Employee hereby agrees that upon termination of Employee’s employment, for whatever reason and whether voluntary or involuntary, Employee will immediately surrender to the Company all property and other things of value in Employee’s possession, or in the possession of any person or entity under Employee’s control relating directly or indirectly to the business of the Company.
     (d) Enforcement. Employee acknowledges that any breach by him/her of any of the covenants and agreements of this Section 6 (“Covenants”) will result in irreparable injury to Company for which money damages could not adequately compensate Company, and therefore, in the event of any such breach, Company shall be entitled, in addition to all other rights and remedies which Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Employee or any such other Person may have against Company shall not constitute a defense or bar to the enforcement of any of the Covenants. In addition, if Employee brings an action asserting the Covenants are unenforceable, the Company may in its discretion immediately cease paying any amounts still owing under this Agreement. In the event that it is found that the Covenants at issue are enforceable, or they are modified so that they are enforceable, Employee shall receive within 45 days of a final decision to that effect, including exhaustion of any available appeals, the amount which he/she would have received hereunder if no action had been brought. If the Covenants at issue are found unenforceable, Employee shall not be entitled to any amounts still owed under this Agreement as of the date the Employee brought the action asserting the Covenants were unenforceable. Employee, however, shall retain any amounts already paid under the Agreement as consideration for the Release referenced in Section 4(c)(v) and, in the event that the total amount of money received prior to commencement of the action is less than $30,000, the Company shall pay to Employee within 45 days of a final decision that the Covenants are unenforceable, including exhaustion of any available appeals, the difference between $30,000 and the amount already paid under the Agreement, less applicable deductions to include withholdings for taxes, as consideration for the Release of claims referenced in Section 4(c)(v).
     (e) Consideration. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by Company and, without the agreement of Employee to be bound by the Covenants, Company would not have agreed to enter into this Agreement.
     (f) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.
7. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.
     (a) Except as provided in Section 4(c)(iv), Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment provided for under this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise, except to the extent such employment violates Article 6(a) or 6(b) of this Agreement.
     (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Employee’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.
8. Withholding Taxes.
     Company may withhold from any amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.
9. Miscellaneous.
     (a) Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) five (5) days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) delivered by a nationally recognized express courier service, postage or delivery changes prepaid, with receipt, or (iv) delivered by telecopy (with receipt, and with original delivered in accordance with any of (i), (ii) or (iii) above) to the parties at their respective addresses stated below or to such other addresses of which the parties may give notice in accordance with this Section.
If to Company, to:
Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, WI 53051
Attention: President and Chief Executive Officer
Facsimile: (262) 251-7627
If to Employee, to:
Address contained in payroll records

     (b) Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof, with the exception of existing deferred compensation (including Executive Retirement) plans, benefits plans and incentive plans and Stockholder and Options Agreements.
     (c) Modification. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties.
     (d) Termination of Prior Severance Agreements. All prior severance and/or employment agreements between Employee and Company and/or any of its affiliates (and any of their predecessors) are hereby terminated as of the date hereof as fully performed on both sides.
     (e) Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and permitted assigns and upon Employee and his/her heirs, executors, legal representatives, successors and permitted assigns. Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of his or her rights hereunder without prior written consent of the Company, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void without effect.
     (f) Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except to the extent indicated herein.
     (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.
     (h) Section Headings. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect.
     (i) References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.
     (j) Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the State of Nevada applicable to agreements made and to be performed entirely therein.
     (k) Settlement of Disputes. The Company and Employee agree that, except as set forth specifically in Section 6(d), any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Employee’s employment by the Company (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in Milwaukee County, Wisconsin (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law.
     (l) Indulgences, Etc. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     (m) 409A.
          (i) In order to facilitate compliance with Section 409A of the Internal Revenue Code, the Company and Employee agree that they shall neither accelerate nor defer or otherwise change the payment date for any payment subject to Section 409A, except as may otherwise be permitted under Code Section 409A of the Internal Revenue Code and regulations thereunder as confirmed by written opinion of counsel satisfactory to both parties.
          (ii) Whether and when a termination of employment has occurred will be determined in a manner consistent with the requirements described in regulations under Internal Revenue Code Section 409A. Termination of Employee’s employment by the Company on the one hand or by Employee on the other hand (other than by death of Employee) shall be communicated by a written notice of termination to the other. That notice shall indicate the specific termination provision in this agreement relied upon and, to the extent applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated and the termination date.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above mentioned, under seal, intending to be legally bound hereby.

Attest:	COMPANY:

By:
Executive Assistant	Name:	Laurie A. Bebo
	Title:	President and Chief Executive Officer

Witness:	EMPLOYEE: